UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss.240.14a-12

Diamond Hill Financial Trends Fund, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	1)	Title of each class of securities to which transaction applies: N/A

	2)	Aggregate number of securities to which the transaction applies: N/A

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.): N/A

	4)	Proposed maximum aggregate value of transaction: N/A

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid: N/A

	2)	Form, Schedule or Registration Statement No.: N/A

	3)	Filing Party: N/A

	4)	Date Filed: N/A

FOR IMMEDIATE RELEASE:

Investor Contact: James F. Laird, President 614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL FINANCIAL TRENDS FUND, INC.

PRELIMINARY RESULTS AND VOTING REMINDER FOR 2013 SPECIAL SHAREHOLDER MEETING

Columbus, Ohio — February 22, 2013 — Diamond Hill Financial Trends Fund, Inc. (NASDAQ:DHFT) has scheduled a Special Meeting of Shareholders for February 28, 2013 to vote on a proposal to approve the liquidation and dissolution of the Fund. Proxy materials for this meeting were mailed to shareholders on or about January 17, 2013.

There are 3,968,124 shares of common stock outstanding and entitled to vote at the meeting, and approval of the liquidation proposal requires the affirmative vote of the holders of at least a majority of such shares. As of February 21, 2013, 48.78% of the shares have been voted in favor of the proposal.

The Board of Directors would like to encourage all shareholders to vote as soon as possible, regardless of the number of shares owned. Your vote is important and we encourage you to vote promptly. Please follow the instructions on the materials mailed to you or call 1-877-254-8583 to cast your vote.

A vote “FOR” means shareholders believe the Fund should be liquidated.

A vote “AGAINST” means shareholders believe the Fund will continue to operate as a closed-end investment company.

About the Fund:

Diamond Hill Financial Trends Fund, Inc. is a diversified, closed-end fund with $47 million in net assets. The Fund seeks long-term capital appreciation by typically investing between 80% and 115% of its assets long and sell short between 0% and 25% of its assets in stocks of U.S. financial services companies of any size.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 • 614-255-3333 • info@diamond-hill.com